EXHIBIT 4.7

AMENDMENT NO. 4 TO
REVOLVING CREDIT AND SECURITY AGREEMENT
THIS AMENDMENT NO. 4 (this "Amendment") is entered into as of December 31, 2013, by and among TECUMSEH PRODUCTS COMPANY, a corporation organized under the laws of the State of Michigan (“Tecumseh Products”), TECUMSEH COMPRESSOR COMPANY, a corporation organized under the laws of the State of Delaware (“Tecumseh Compressor”), TECUMSEH PRODUCTS OF CANADA, LIMITED, a Canadian corporation (“Tecumseh Products Canada”), and EVERGY, INC., a corporation organized under the laws of the State of Delaware (“Evergy”) (Tecumseh Products, Tecumseh Compressor, Tecumseh Products Canada, and Evergy are each a “Borrower”, and collectively “Borrowers”), PNC BANK, NATIONAL ASSOCIATION ("PNC"), the various financial institutions named therein or which hereafter become a party thereto (together with PNC, collectively, "Lenders") and PNC, as agent for the Lenders (in such capacity, "Agent").
BACKGROUND
A.    Borrowers, Agent and Lenders are parties to a Revolving Credit and Security Agreement dated as of April 21, 2011, as amended by Amendment No. 1 to Revolving Credit and Security Agreement dated December 30, 2011, as amended by Amendment No. 2 to Revolving Credit and Security Agreement dated November 6, 2013, and as amended by Amendment No. 3 to Revolving Credit and Security Agreement dated as of December 11, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations; and
B.    Borrowers have requested that Agent and Lenders, to the extent required under the Loan Agreement, consent to certain actions taken and to be taken with respect to Borrowers’ non-Borrower Subsidiaries and associated intercompany loans; and
D.    Tecumseh Products and Evergy (individually, collectively, and in all combinations, the “Paris, TN Stamping Assets Seller”) desires to (the following described transactions are collectively called the “Paris, TN Stamping Asset Sale”, and the date on which the Paris, TN Stamping Asset Sale closes is called the “Paris, TN Stamping Asset Sale Closing Date”):
(i)    sell all of its Equipment and Inventory relating exclusively to the stamping business (the “Paris, TN Stamping Business”) conducted by the Paris, TN Stamping Assets Seller at the Real Property commonly known as 2700 West Wood Street, Paris, Tennessee (the “Paris, TN Real Property”) as of the date of this Amendment (the “Paris, TN Stamping Assets”) to Euro Group S.P.A. (“Paris, TN Stamping Assets Buyer”);
(ii)    lease the portion of the Paris, TN Real Property utilized for the Paris, TN Stamping Business as of the date of this Amendment to the Paris, TN Stamping Assets Buyer for a term of five years, with annual rent of $183,889, payable monthly at a rate of $15,324, together with 50% of the electricity costs, 80% of the natural gas costs, and 50% of water

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costs for the Paris, TN Real Property (such lease, the “Paris, TN Stamping Assets Buyer Lease”);
(iii)    grant the Paris, TN Stamping Assets Buyer an option to purchase the entire Paris, TN Real Property during the five-year period beginning with the Paris, TN Stamping Assets Sale Closing Date, with the option purchase price being $1,925,000 less the aggregate amount of rent paid, if the option is exercised within two years of the Paris, TN Stamping Assets Sale Closing Date, and if exercised in the third through fifth years after the Paris, TN Stamping Assets Sale Closing Date, the Fair Market Value of the Paris, TN Real Property as reflected in an appraisal obtained after the Paris, TN Stamping Assets Buyer elects to exercise its option (such option, the “Paris, TN Real Property Option”); and
(iv) enter into a five-year supply agreement with the Paris, TN Stamping Assets Buyer under which the Paris, TN Stamping Assets Buyer will continue to supply the Paris, TN Stamping Assets Seller with the products produced by the Paris, TN Stamping Business; and
E.    The Paris, TN Stamping Assets Seller has advised Agent and Lenders that if the Paris, TN Stamping Assets Seller sells the Paris, TN Real Property to the Paris, TN Stamping Assets Buyer as a result of the Paris, TN Stamping Assets Buyer exercising the Paris, TN Real Property Option (the “Paris, TN Real Property Option Sale”), the Paris, TN Stamping Assets Seller intends to lease from the Paris, TN Stamping Assets Buyer a portion of the Paris, TN Real Property to maintain Collateral for use in its winding business and to continue to conduct its winding business at the Paris, TN Real Property (such lease, the “Paris, TN Stamping Assets Seller Lease”).
F.    In connection with the foregoing, Borrowers have requested that Agent and Lenders amend certain provisions of the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions in this Amendment.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.
2.    Amendment to Loan Agreement.
(a)    Section 1.2 of the Loan Agreement is amended to add the following new defined terms in appropriate alphabetical order:
"Amendment No. 4" means Amendment No. 4 to Revolving Credit and Security Agreement among Agent, Lenders, and Borrowers dated as of December 31, 2013.
“Paris, TN Stamping Asset Sale” has the meaning given in Amendment No. 4.

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“Paris, TN Stamping Asset Sale Closing Date” has the meaning given in Amendment No. 4.
“Paris, TN Stamping Assets Seller” has the meaning given in Amendment No. 4.
“Paris, TN Stamping Assets Seller Lease” has the meaning given in Amendment No. 4.
“Paris, TN Real Property” has the meaning given in Amendment No. 4.
“Paris, TN Real Property Option” has the meaning given in Amendment No. 4.
“Paris, TN Real Property Option Sale” has the meaning given in Amendment No. 4.
“Paris, TN Real Property Option Sale Paydown Amount” has the meaning given in the definition of “Specified Paris, TN Real Property Option Sale Conditions”.
“Paris, TN Real Property Option Sale Proceeds” has the meaning given in the definition of “Specified Paris, TN Real Property Option Sale Conditions”.
“Paris, TN Stamping Assets” has the meaning given in Amendment No. 4.
“Paris, TN Stamping Assets Buyer” has the meaning given in Amendment No. 4.
“Paris, TN Stamping Assets Buyer Lease” has the meaning given in Amendment No. 4.
“Paris, TN Stamping Assets Sale Term Loan Paydown Amount” has the meaning given in definition of “Specified Paris, TN Stamping Assets Sale Conditions”.
“Specified Paris, TN Real Property Option Sale Conditions” means the satisfaction of all of the following conditions with respect to the Paris, TN Real Property Option Sale: (i) no Default or Event of Default exists or would result from the Paris, TN Real Property Option Sale; (ii) the purchase price is (a) $1,925,000 if the Paris, TN Real Property Option Sale occurs within two years of the Paris, TN Stamping Assets Sale Closing Date, or (b) the Fair Market Value of the Paris, TN Real Property reflected in an appraisal conducted after the Paris, TN Stamping Assets Sale Buyer advises the Paris, TN Stamping Assets Seller of its election to exercise the Paris, TN Real Property Option (the “Updated Fair Market Value”) if the Paris, TN Real Property Option Sale occurs within the third through fifth years following the Paris, TN Stamping Assets Sale Closing Date; (iii) to the extent any Collateral will remain at the Paris, TN Real Property after the Paris, TN Real Property Option Sale, the Paris, TN Stamping Assets Buyer has executed a Lien Waiver Agreement with respect to the Paris, TN Real Property, in form satisfactory to Agent, and which has been delivered to Agent; (iv) the net proceeds of the Paris, TN Real Property Option Sale (i.e., gross proceeds less the reasonable costs of such sales or other

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dispositions) (the “Paris, TN Real Property Option Sale Proceeds”) are immediately delivered to Agent for application to the Advances in accordance with Section 2.21; (v) the amount delivered to Agent for application to the Advances in accordance with Section 2.21, is equal to the greater of $1,925,000 and, if applicable, the Updated Fair Market Value of the Paris, TN Real Property (in other words, Borrowers may be required to deliver additional funds to Agent for application to the Advances if the Paris, TN Real Property Option Sale Proceeds are less than the minimum amount described in this clause (v)) (the “Paris, TN Real Property Option Sale Paydown Amount”); and (vi) all documents and agreements with respect to the foregoing are reasonably satisfactory to Agent.
“Specified Paris, TN Stamping Assets Sale Conditions” means the simultaneous satisfaction of all of the following conditions with respect to the Paris, TN Stamping Assets Sale: (i) no Default or Event of Default exists or would result from the closing of the Paris, TN Stamping Assets Sale; (ii) the purchase price is not less than $4,300,000 plus the value of the Paris, TN Stamping Assets consisting of Inventory calculated in accordance with the methods detailed on Exhibit B to Amendment No. 4; (iii) the net proceeds of the Paris, TN Stamping Assets Sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions) (the “Paris, TN Stamping Assets Sale Proceeds”) are immediately delivered to Agent for application to the Advances in accordance with Section 2.21; (iv) the portion of the Paris, TN Stamping Assets Sale Proceeds equal to 80% of the Net Orderly Liquidation Value of the Eligible Equipment being sold in the Paris, TN Stamping Assets Sale is delivered to Agent for application to the Term Loan (the “Paris, TN Stamping Assets Sale Term Loan Paydown Amount”); (v) the Paris, TN Assets Sale Buyer has executed and delivered a subordination agreement in favor of Agent, in recordable form, and otherwise in form satisfactory to Agent in its sole discretion exercised in good faith, subordinating the Paris, TN Real Property Option and the Paris, TN Stamping Assets Buyer Lease to the Mortgage on the Paris, TN Real Property (the “Paris, TN Real Property Option and Lease Subordination”); (vi) the Paris, TN Assets Sale closes by March 31, 2014; and (vii) all documents and agreements with respect to the foregoing are reasonably satisfactory to Agent.
“Term Loan Paydown Amounts” means the Paris, TN Real Property Option Sale Paydown Amount and the Paris, TN Stamping Assets Sale Term Loan Paydown Amount.
“Updated Fair Market Value” has the meaning given in the definition of “Specified Paris, TN Real Property Option Sale Conditions”.
(b)    Clause (j) of the defined term “Permitted Encumbrances” is amended to read as follows:
(j)    the Paris, TN Real Property Option in connection with the closing of the Paris, TN Stamping Assets Sale provided the Specified Paris, TN Stamping

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Assets Sale Conditions were satisfied and the Paris, TN Real Property Option and Lease Subordination is in effect; and

(c)    Section 2.21 of the Loan Agreement is amended to read as follows:
2.21.    Mandatory Prepayments. Subject to Section 4.3, when any Borrower sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent; provided, however, that with respect to the Paris, TN Stamping Assets Sale and the Paris, TN Real Property Option Sale, such repayments must be made simultaneous with the closing of such transactions. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments: (i) from the net proceeds of Equipment sales or Real Property sales shall be first applied to the outstanding principal installments of the Term Loan (in the inverse order of the maturities thereof) until it is paid in full and then to the other Obligations in such order as Agent may determine in its sole discretion, and (ii) from the net proceeds of sales of Collateral other than Equipment or Real Property (other than the sale of Inventory in the Ordinary Course of Business) shall be applied to the Obligations in such order as Agent may determine in its sole discretion; and in each case, subject, if applied to the Revolving Advances, to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof. Notwithstanding anything to the contrary in the preceding sentence, with respect to the Paris, TN Stamping Assets Sale and the Paris, TN Real Property Option Sale, the repayments comprising the Term Loan Paydown Amounts shall be first applied to the outstanding principal installments of the Term Loan (in the inverse order of the maturities thereof) until it is paid in full and then to the other Obligations in such order as Agent may determine in its sole discretion, and the remainder of the Paris, TN Stamping Assets Sale Proceeds in excess of the Paris, TN Stamping Assets Sale Term Loan Paydown Amount shall be applied to the Revolving Advances.

(d)    Section 4.3 of the Loan Agreement is amended to read as follows:
4.3.    Disposition of Collateral. Each Borrower will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except: (a) the sale of Inventory in the Ordinary Course of Business; (b) the disposition or transfer of obsolete and worn-out Equipment in the Ordinary Course of Business during any fiscal year, to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Agent’s first priority security interest or (ii) the proceeds of which are remitted to Agent to be applied pursuant to Section 2.21 (to the extent that Obligations are outstanding at the time of such sale); (c) the sale of the Paris, TN Stamping Assets

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in the Paris, TN Stamping Assets Sale and the Paris, TN Stamping Assets Buyer Lease, if the Specified Paris, TN Stamping Assets Sale Conditions are satisfied; and (d) the sale of the Paris, TN Real Property under the Paris, TN Real Property Option and the Paris, TN Stamping Assets Seller Lease, if the Specified Paris, TN Real Property Option Conditions are satisfied. Agent agrees that if the Specified Paris, TN Stamping Assets Sale Conditions are satisfied in connection with the Paris, TN Stamping Assets Sale, Agent shall take such steps as are necessary to release its Liens on the Paris, TN Stamping Assets. Agent agrees that if the Specified Paris, TN Real Property Option Sale Conditions are satisfied, Agent shall take such steps as are necessary to release its Liens on the Paris, TN Real Property.

(e)    Section 7.1 of the Loan Agreement is amended to read as follows:
7.1.    Merger, Consolidation, Acquisition and Sale of Assets.

(a)    Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it.

(b)    Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) dispositions of Inventory and Equipment to the extent expressly permitted by Section 4.3, (ii) the Paris, TN Stamping Assets Sale provided the Specified Paris, TN Stamping Assets Sale Conditions are satisfied, (iii) the Paris, TN Real Property Option Sale provided the Specified Paris, TN Real Property Option Sale Conditions are satisfied, (iv) transfers of Equity Interests in Excluded Foreign Subsidiaries to other Excluded Foreign Subsidiaries and the dissolution of non-Borrower Subsidiaries to the extent reflected on Schedule 5.2(b) to this Agreement, and (v) any other sales or dispositions expressly permitted by this Agreement.

(f)    Section 7.5 of the Loan Agreement is amended to read as follows:
7.5.    Loans and Payments on Affiliate Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business, (b) loans to its employees in the Ordinary Course of Business not to exceed the aggregate amount of $25,000 at any time outstanding, (c) existing and contemplated intercompany loans listed on Schedule 7.5, and (d) loans to Excluded Foreign Subsidiaries and other non-Borrower Subsidiaries as long as (A) no Default or Event of Default is in existence prior to the making thereof or would otherwise arise as a result thereof and (B) Borrowers demonstrate to Agent’s reasonable satisfaction that after giving effect to each such loans, Average Undrawn Availability was greater than $10,000,000 for the immediately preceding 60 days and that on a pro forma basis Average Undrawn Availability for the immediately succeeding 60 day period will not be less than

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$10,000,000. In determining whether the Average Undrawn Availability test set forth in this Section 7.5(d) and in Section 7.4(f) has been met, the test will be applied giving consideration to both loans made pursuant to this Section 7.5(d) and investments made pursuant to Section 7.4(f). Furthermore, no Borrower may make any payment to any Affiliate on any loan or other extension of credit from any Affiliate, except to another Borrower, unless Borrowers would be permitted at that time under this Section to make a loan to an Excluded Foreign Subsidiary or other non-Borrower Subsidiary.

(g)    Section 7.10 of the Loan Agreement is amended to read as follows:
7.10.    Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except transactions disclosed to the Agent, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate. Notwithstanding anything to the contrary contained in this Section 7.10: (a) if under Section 7.5 Borrowers are allowed to make loans to Excluded Foreign Subsidiaries and other non-Borrower Subsidiaries, then Borrowers may make, or allow to remain outstanding, trade terms and loan terms between any Borrower and its Affiliate that are not on an arms-length basis; and (b) Borrowers may transfer or have transferred Equity Interests in Excluded Foreign Subsidiaries to other Excluded Foreign Subsidiaries to the extent reflected on Schedule 5.2(b) to this Agreement.

3.    Schedules to Loan Agreement. Attached as Exhibit A are updated Schedules to the Loan Agreement with respect to only Schedule 5.2(b), Schedule 7.4, and Schedule 7.5 (the “Specified Updated Schedules”). Upon the satisfaction of each Amendment No. 4 Conditions Precedent, such Specified Updated Schedules amend the existing corresponding Schedules to the Loan Agreement for all purposes.
4.    Conditions of Effectiveness of Amendment. This Amendment is not effective until each of the following conditions precedent (the "Amendment No. 4 Conditions Precedent") have been satisfied to Agent's satisfaction:
(a)    Agent has received fully executed originals of this Amendment.
(b)    All loan documents, including notes, security agreements, guarantees, subordination agreements, landlord waivers, financial statements, legal opinions, evidence of insurance, and other documents, are satisfactory in form and substance to Agent and its legal counsel.
5.    Representations and Warranties. The parties hereto represent and warrant that this Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of the parties hereto and are enforceable against such parties in accordance with their respective terms.

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6.    Effect on the Agreement.
(a)    Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.
(b)    Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.
(c)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.
7.    Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to any conflicts of laws principles thereto that would call for the application of the laws of another jurisdiction.
8.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
9.    Counterparts; Facsimile and PDF. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or electronic transmission in PDF format shall be deemed to be an original signature hereto.
[Remainder of Page Intentionally Left Blank – Signature Page Follows]

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.
PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent
By: /s/ Todd Milenius
Todd Milenius, Vice President

ACKNOWLEDGED AND AGREED:
TECUMSEH PRODUCTS COMPANY
TECUMSEH COMPRESSOR COMPANY
TECUMSEH PRODUCTS OF CANADA, LIMITED
EVERGY, INC.
By: /s/ Janice E. Stipp
Janice E. Stipp, Chief Financial Officer and Treasurer

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EXHIBIT A
SPECIFIED UPDATED SCHEDULES

See Attached.

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EXHIBIT B
INVENTORY CALCULATION METHOD

The price for the Inventory will be as follows:
1)    Finished Goods – in the case of external finished goods at a purchase price equal to the external purchase price most recently used by the Paris, Tennessee Stamping Assets Seller for the external sale of such Inventory item, in the ordinary course of business consistent with its past practice; and in the case of internal finished goods, at a purchase price equal to the cost of material plus the cost of conversion for such inventory item.
2)    Raw Materials – at the purchase price equal to the purchase price most recently paid by Paris, Tennessee Stamping Assets Seller to a supplier of such raw material, in the ordinary course of business consistent with past practice.
3)    Work in Process – at a purchase price equal to the finished goods price of such Inventory item in accordance with paragraph 1 minus 50% of (x) the finished goods price of such Inventory item, as calculated in accordance with paragraph 1 minus (y) the aggregate raw material cost of such Inventory item calculated in accordance with paragraph 2.